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                                                                    EXHIBIT 99.1


KEY ENERGY SERVICES, INC.
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NEWS RELEASE


For Immediate Release:                                 Contact:  T. K. Grundman
MONDAY, NOVEMBER 26, 2001                                        (215) 862-7900



             KEY ENERGY ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR

MIDLAND, TEXAS, NOVEMBER 26, 2001 - Key Energy Services, Inc. (NYSE:KEG) announced today that J. Robinson West has been appointed director, replacing William D. Manly. Mr. Manly, a director of the company since 1989, retired from that position.

Mr. West, who is 55 years old, is the founder and has served as the Chairman of the Board of The Petroleum Finance Company, Ltd., strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries, since 1984. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is also currently a member of The Council on Foreign Relations.

Francis D. John, Chairman and Chief Executive Officer, stated "We are very pleased to have Robin West join our board. His vast industry experience and relationships at senior levels of major oil and gas producers as well as international government contacts will prove valuable to our future growth and expansion." Mr. John added, "We at Key greatly appreciate the contribution and counsel of Mr. Manly over the past 13 years. We wish him the very best in retirement."

KEY ENERGY SERVICES IS THE WORLD'S LARGEST WELL SERVICE COMPANY AND OWNS APPROXIMATELY 1,477 WELL SERVICE RIGS AND 1,445 OILFIELD SERVICE VEHICLES, AS WELL AS 79 DRILLING RIGS. THE COMPANY PROVIDES DIVERSIFIED ENERGY OPERATIONS INCLUDING WELL SERVICING, CONTRACT DRILLING AND OTHER OILFIELD SERVICES AND OIL AND NATURAL GAS PRODUCTION. THE COMPANY HAS OPERATIONS IN ALL MAJOR ONSHORE OIL AND GAS PRODUCING REGIONS OF THE CONTINENTAL UNITED STATES AND IN ARGENTINA AND ONTARIO, CANADA.